Exhibit 4.17

Execution Version

INTELLECTUAL PROPERTY SEPARATION AGREEMENT

This Intellectual Property Separation Agreement (this “Agreement”), dated as of June 15, 2012, is by and among Sara Lee Corporation, a Maryland corporation (“Sara Lee”), on the one hand, and D.E MASTER BLENDERS 1753 B.V., a private company with limited liability with corporate seat in Joure (Skarsterlân), The Netherlands (“DutchCo”), and DE US, Inc., a Delaware corporation (“CoffeeCo” and together with DutchCo, the “CoffeeCo Parties”), on the other hand (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the board of directors of Sara Lee has determined that it is appropriate and desirable to separate the CoffeeCo Business of Sara Lee from its other businesses;

WHEREAS, in order to effectuate the foregoing, Sara Lee and the CoffeeCo Parties have entered into a Master Separation Agreement dated on or around the date hereof (as amended, modified and/or restated from time to time, the “Separation Agreement”), which provides, among other things, subject to the terms and conditions set forth therein, for the Separation and the Contribution, and for the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

WHEREAS, under the Separation Agreement, Sara Lee shall transfer and assign certain Sara Lee coffee trademarks, copyrights, patents and design rights to the CoffeeCo Party designated by CoffeeCo, including such trademarks, copyrights, patents and design rights listed in a schedule to the Separation Agreement; and

WHEREAS, the Parties desire to set forth in this Agreement certain rights and obligations related to intellectual property matters necessary in order to ensure an orderly transition under the Separation Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:

ARTICLE I

LIMITED LICENSE

Section 1.1 Trademark License Grant. Subject to the terms and conditions of this Agreement, Sara Lee hereby grants to the CoffeeCo Parties a fully-paid-up, royalty-free, non-exclusive and non-transferable license, without the right to sublicense (except as expressly permitted in this Section 1.1), to use the Sara Lee Marks, as set forth on Schedule 1 attached hereto, in the Territory solely in connection with the Licensed Materials. The CoffeeCo Parties may sublicense the Sara Lee Marks to their Affiliates, and the CoffeeCo Parties and their Affiliates may sublicense the Sara Lee Marks to agents and contractors of the CoffeeCo Parties and their Affiliates to the extent such agents and contractors provide services to the CoffeeCo Parties or their Affiliates, in each case solely in connection with the Licensed Materials. The CoffeeCo Parties shall cause any of their Affiliates and any such third parties so sublicensed hereunder to comply with the terms and conditions of the Trademark License Agreement.

Section 1.2 Obligation to Discontinue Use. The CoffeeCo Parties shall use their reasonable best efforts to discontinue use of the Sara Lee Marks by January 1, 2014. Upon expiration or termination of the Trademark License Agreement, all rights of the CoffeeCo Parties to use the Sara Lee Marks shall terminate immediately and shall revert to Sara Lee, and the CoffeeCo Parties shall discontinue all use of the Licensed Materials and the Sara Lee Marks in connection with the Licensed Materials; provided that, notwithstanding the foregoing, nothing contained in this Agreement shall prevent the CoffeeCo Parties or their Affiliates from using the name of Sara Lee or its Affiliates as and to the extent reasonably necessary or appropriate in public filings with Governmental Authorities, Materials intended for distribution to either Party’s or its Affiliates’ stockholders, or other communications that accurately describe the relationship between the Parties and their respective Affiliates. In connection with the foregoing, upon Sara Lee’s written request, a corporate officer of the CoffeeCo Parties shall certify that, based upon a reasonable investigation, the CoffeeCo Parties have either: (i) destroyed the Licensed Materials as of the effective date of such termination or expiration; or (ii) removed the Sara Lee Marks from the Licensed Materials. The obligation to discontinue use described in this Section 1.2 shall not apply to Licensed Materials that, as of the date of expiration or termination of the Trademark License Agreement, the CoffeeCo Parties or any of their Affiliates have released into the stream of commerce and that are no longer under the CoffeeCo Parties’ or their Affiliates’ control.

Section 1.3 Obligation to Cease Ordering Materials. The CoffeeCo Parties shall cease creating and ordering any Licensed Materials bearing the Sara Lee Marks prior to, and shall cease all use of the Licensed Materials by, January 1, 2014.

Section 1.4 Corporate Name. Subject to the terms and conditions of this Agreement, Sara Lee grants to the CoffeeCo Parties a fully-paid-up, royalty-free, non-exclusive and non-transferable license, without the right to sublicense (except as expressly permitted in this Section 1.4), to use, and to permit its Affiliates to use, the Sara Lee Marks solely as part of the CoffeeCo corporate names set forth on Schedule 2 attached hereto in the same manner such corporate names were used immediately prior to the Effective Time; provided that, to the extent that any CoffeeCo corporate names incorporate any Sara Lee Mark(s) as of the Effective Time and such names are not included in Schedule 2, CoffeeCo may notify Sara Lee in writing of the existence of such names and such names shall be added to Schedule 2 upon Sara Lee’s receipt of such notice; provided, however, that the CoffeeCo Parties and their Affiliates shall diligently pursue discontinuation of the use of such corporate names by completing the name change process by January 1, 2014; provided further, however, that (i) with respect to any packaging for products that reference such corporate names, the CoffeeCo Parties and their Affiliates shall cease such use as soon as reasonably practicable and in any event shall cease such use no later than July 31, 2015, and (ii) with respect to any CoffeeCo Party undergoing liquidation prior to January 1, 2014, the CoffeeCo Parties and their Affiliates shall diligently pursue implementation and execution of the liquidation process by January 1, 2014 but if such liquidation process has not been completed by such time notwithstanding such efforts then they shall continue to diligently pursue such completion of such liquidation as soon as is possible.

ARTICLE II

OWNERSHIP AND PROTECTION OF THE SARA LEE MARKS.

Section 2.1 Sara Lee’s Ownership. The Parties hereby acknowledge that, as between the Parties, Sara Lee is the sole and exclusive owner of all right, title and interest in and to the Sara Lee Marks. The CoffeeCo Parties shall not directly or indirectly challenge Sara Lee’s sole and exclusive ownership of all right, title and interest in and to the Sara Lee Marks. All goodwill arising from the CoffeeCo Parties’ or their permitted sublicensees’ use of the Sara Lee Marks shall be considered to have inured solely to the benefit of Sara Lee. Neither the CoffeeCo Parties nor their Affiliates shall acquire any ownership rights in the Sara Lee Marks, variations thereon, or marks confusingly similar thereto, as a result of exercise of any rights under this Agreement.

Section 2.2 Prohibited Actions. The CoffeeCo Parties shall not after January 1, 2014, and shall cause their Affiliates to not after January 1, 2014, adopt, use, register or apply for registrations anywhere in the world for the Sara Lee Marks or any other Trademarks that: (i) are confusingly similar to the Sara Lee Marks; (ii) are variations of the Sara Lee Marks; or (iii) incorporate the Sara Lee Marks. In using the Sara Lee Marks pursuant to this Agreement, the CoffeeCo Parties shall in no way represent that they have any rights, title or interest in the Sara Lee Marks other than those expressly granted under this Agreement.

Section 2.3 Infringement. Sara Lee shall have the sole and exclusive right to enforce any rights in the Sara Lee Marks with respect to potential infringement, dilution or other violation. The CoffeeCo Parties shall provide Sara Lee, at Sara Lee’s written request and expense for reasonable out-of-pocket costs, all reasonable assistance that may be required in any action to enforce Sara Lee’s rights in the Sara Lee Marks.

Section 2.4 Protection of Rights in Sara Lee Marks. The CoffeeCo Parties shall assist Sara Lee, at Sara Lee’s written request and expense for reasonable out-of-pocket costs, to the extent reasonably necessary to protect any of Sara Lee’s rights in the Sara Lee Marks.

Section 2.5 Sublicense Agreements. If and to the extent that the CoffeeCo Parties are party to or bound by a Contract pursuant to which the CoffeeCo Parties grant to a Third Party a sublicense or any other right with respect to a Sara Lee Mark (a “Sublicense Agreement”), the CoffeeCo Parties shall enforce all of the obligations of such Third Party with respect to the Sara Lee Marks thereunder, and cooperate with Sara Lee in connection therewith. In addition, the CoffeeCo Parties shall not waive any right, or renew or extend the term of, or modify or amend, such Contract with respect to the Sara Lee Marks without the prior written consent of Sara Lee.

Section 2.6 Reservation of Rights. Any rights not expressly granted to the CoffeeCo Parties with respect to the Sara Lee Marks under this Agreement are expressly reserved by Sara Lee.

ARTICLE III

QUALITY CONTROL AND USE OF THE SARA LEE MARKS.

Section 3.1 Quality Control. The CoffeeCo Parties shall use the Sara Lee Marks only as expressly permitted in Sections 1.1 and 1.4 of this Agreement. The CoffeeCo Parties shall use the Sara Lee Marks only in connection with goods or services of a high quality in keeping with the reputation and goodwill of Sara Lee as of the Effective Time. The CoffeeCo Parties shall not, by any act or omission, tarnish, disparage or injure the reputation of the Sara Lee Marks or Sara Lee, and the goodwill associated therewith.

Section 3.2 Inspection. The CoffeeCo Parties shall reasonably cooperate with Sara Lee in facilitating Sara Lee’s ability to determine the nature and quality of the activities of the CoffeeCo Parties and their Affiliates in connection with the Sara Lee Marks. Upon reasonable advance notice (which shall not be less than three (3) Business Days) and during regular business hours, the CoffeeCo Parties shall permit Sara Lee to inspect the relevant facilities and records related to the CoffeeCo Parties’ or their Affiliates’ use of the Sara Lee Marks.

Section 3.3 Required Notices. In using the Sara Lee Marks in connection with the Licensed Materials, the CoffeeCo Parties shall duly include all notices and legends with respect to the Sara Lee Marks as are or may be reasonably requested in writing by Sara Lee or required by applicable laws.

Section 3.4 Compliance. The CoffeeCo Parties shall comply with all applicable laws and regulations pertaining to its activities in connection with the Sara Lee Marks.

ARTICLE IV

TERM AND TERMINATION OF LICENSE GRANTS.

Section 4.1 Term. Unless earlier terminated in accordance with Section 4.2 of this Agreement, the Trademark License shall be in effect from the Effective Time until January 1, 2014, and the Corporate Name License shall be in effect until January 1, 2014 (except as and to the extent the Corporate Name License is permitted to be extended as set forth in Section 1.4).

Section 4.2 Termination. The Trademark License and the Corporate Name License shall each automatically terminate with respect to the CoffeeCo Parties and their rights to use the Sara Lee Marks upon the CoffeeCo Parties’ failure to cure any material breach of this Agreement within thirty (30) days after the receipt of written notice of such material breach from Sara Lee.

ARTICLE V

TRADEMARK DATABASE.

Section 5.1 Trademark Database Copies. It is the intention of the Parties that, on or before the Effective Time, the CoffeeCo Parties shall possess for their use a copy of the Trademark Database as it concerns Trademarks owned by the CoffeeCo Parties or Trademarks that were used in the Former Business for which use the CoffeeCo Parties have indemnification obligations under the Separation Agreement (“CoffeeCo Database Marks”). To the extent the CoffeeCo Parties do not have such a copy, the Parties shall reasonably cooperate to ensure that the CoffeeCo Parties are able to obtain the copy of the Trademark Database. The CoffeeCo Parties shall be responsible for ensuring that their copy of the Trademark Database and software relating thereto is properly licensed to the CoffeeCo Parties by CPi, and Sara Lee shall reasonably cooperate with the CoffeeCo Parties in connection therewith. Sara Lee shall be entitled to possess and use complete copies of the Trademark Database.

Section 5.2 CoffeeCo Data Inactivation. At such time as the Parties deem appropriate in writing, but in any event within ninety (90) days from the Effective Time, the CoffeeCo Parties shall use their reasonable best efforts to inactivate (or, at Sara Lee’s reasonable request, delete) all data relating to the Sara Lee Trademarks (other than CoffeeCo Database Marks) that exists in the CoffeeCo Parties’ copy of the Trademark Database and all such data relating to such Sara Lee Trademarks (other than CoffeeCo Database Marks) that is otherwise in the CoffeeCo Parties’ or their Affiliates’ possession or control. Within thirty (30) days after such deletion, the CoffeeCo Parties shall use reasonable best efforts to require CPi to certify to Sara Lee that such deletion has occurred, and the CoffeeCo Parties shall take all necessary actions to enable CPi to certify such inactivation (or deletion).

Section 5.3 Confidentiality. The CoffeeCo Parties shall hold, and shall cause its Subsidiaries, Affiliates, and Representatives to hold, the Trademark Database and all contents thereof and information contained therein (other than the contents as and to the extent concerning Trademarks owned by the CoffeeCo Parties) in strict confidence in accordance with the confidentiality and privilege provisions of Sections 11.8 and 11.9 of the Separation Agreement mutatis mutandis. Without limitation to the foregoing, the CoffeeCo Parties shall not access or use any contents of or information contained in the Trademark Database except (i) with respect to Trademarks owned by the CoffeeCo Parties, or (ii) to the extent reasonably necessary to operate the CoffeeCo Business and fulfill its obligations under this Agreement, the Separation Agreement and the other Transaction Agreements.

ARTICLE VI

FURTHER ASSURANCES AND COOPERATION.

Section 6.1 CoffeeCo Assurances. The CoffeeCo Parties, upon the written request and at the expense of Sara Lee, shall provide such reasonable cooperation, shall perform such further reasonable acts, and shall execute and deliver such reasonable documents and affidavits that may be necessary to: (i) maintain the registration of the Sara Lee Marks that are registered or applied-for as of the Effective Time, (ii) document and record their rights in the Sara Lee Marks that they own as of the Effective Time, and (iii) prosecute, enforce or defend the Sara Lee Marks that they own as of the Effective Time. The CoffeeCo Parties shall reasonably cooperate with Sara Lee at Sara Lee’s expense, in connection with written requests made pursuant to and in accordance with this Agreement relating to Sara Lee’s Marks as of the Effective Time, portions of the Trademark Database relating to Sara Lee’s Trademarks as of the Effective Time, and Sara Lee’s obligations to any Person as of the Effective Time, which shall include: (x) locating and/or providing Trademark-related records pertaining to the Sara Lee Marks, (y) ensuring appropriate personnel are available to respond to Sara Lee’s requests, and (z) producing information that is reasonably requested on a timely basis with respect to Sara Lee’s Marks as of the Effective Time.

Section 6.2 Sara Lee Assurances. The above Section 6.1 shall apply to Sara Lee, mutatis mutandis, with respect to the assignment and transfer by Sara Lee to the CoffeeCo Party designated by CoffeeCo of the Trademark registrations and applications assigned by Sara Lee to such CoffeeCo Party pursuant to the Separation Agreement.

Section 6.3 Transfer of Registration or Application for Registration. In the event that at any time and from time to time after the Effective Time, any Party or its Affiliate shall have registered in its name, or applied for registration in its name, a Trademark that is owned by the other Party or its Affiliate, such Party or its Affiliate shall promptly transfer such registration or application for registration to the appropriate Party or its Affiliate. Each Party shall cooperate with the other Parties and use its commercially reasonable efforts to set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 6.3.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Survival. Section 1.2, Section 2.1, Section 2.2, Section 2.4, Article IV, Article V, Article VI, this Section 7.1, and Sections 7.2 through 7.19 shall survive any expiration or termination of this Agreement in part or in whole.

Section 7.2 Disclaimer of Warranties. THE SARA LEE MARKS ARE PROVIDED “AS IS.” SARA LEE DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER ORAL OR WRITTEN, WHETHER EXPRESS, IMPLIED, OR ARISING BY STATUTE, CUSTOM, COURSE OF DEALING OR TRADE USAGE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, IN CONNECTION WITH THIS AGREEMENT OR THE SARA LEE MARKS. SARA LEE SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT IN CONNECTION WITH THIS AGREEMENT OR THE SARA LEE MARKS.

Section 7.3 Limitation of Liability. TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW, IN NO EVENT WILL SARA LEE BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING DAMAGES FOR LOST DATA, LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTE OR OTHERWISE, AND WHETHER OR NOT SARA LEE WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Section 7.4 Independent Contractors. The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, employer/employee, partnership or any other relationship.

Section 7.5 Compliance with Laws. Each Party, in its exercise of the rights licensed to such Party hereunder, shall comply with all applicable laws, rules, regulations and orders of the United States, all other jurisdictions and any agency or court thereof.

Section 7.6 Entire Agreement. This Agreement, the Separation Agreement, and the other Transaction Agreements, including the schedules and exhibits referred to herein and therein, and the documents delivered pursuant hereto and thereto, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, negotiations, discussions, understandings, writings and commitments between any of the Sara Lee Parties, on the one hand, and any of the CoffeeCo Parties, on the other hand, with respect to such subject matter hereof or thereof.

Section 7.7 Conflict with Separation Agreement. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement, the terms and conditions of this Agreement shall control. For clarity, the indemnification provisions in Article X of the Separation Agreement shall govern any indemnification obligations hereunder.

Section 7.8 Amendments. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Sara Lee and the CoffeeCo Parties.

Section 7.9 Waiver. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 7.10 Partial Invalidity. Wherever possible, each provision hereof shall be construed in a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof, unless such a construction would be unreasonable.

Section 7.11 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when the counterparts have been signed by and delivered to each of the Parties.

Section 7.12 Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein express or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

Section 7.13 Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by email, on the date the recipient confirms receipt, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (d) if sent by nationally recognized overnight courier, on the first business day following the date of dispatch; and shall be addressed as follows:

If to the CoffeeCo Parties prior to or on June 28, 2012, to:

D.E MASTER BLENDERS 1753 B.V.

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: Onno van Klinken, General Counsel

Email: onno.vanklinken@demb.com

If to the CoffeeCo Parties after June 28, 2012, to:

D.E MASTER BLENDERS 1753

N.V. Oosterdokstraat 80

1011 DK Amsterdam, The Netherlands

Attention: Onno van Klinken, General Counsel

Email: onno.vanklinken@demb.com

If to Sara Lee, to:

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515

Attention: Kent Magill, General Counsel

Email: kent.magill@hillshirebrands.com

or to such other address as such Party may indicate by a notice delivered to the other Parties in accordance herewith.

Section 7.14 Force Majeure. Neither Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, including acts of God, acts of civil or military authority, embargoes, acts of terrorism, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 7.15 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Distribution by and in the sole discretion of the Sara Lee Board without the prior approval of any Person. In the event of such termination, this Agreement shall forthwith become void, and no Party shall have any liability to any Person by reason of this Agreement.

Section 7.16 Successors and Assigns. The CoffeeCo Parties may not assign any of their rights or obligations under this Agreement to another Person without the consent of Sara Lee. Subject to the foregoing, (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and (b) each Party shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to each other Party.

Section 7.17 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The words “hereby,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules, Attachments and Exhibits) and not merely to the specific section, paragraph or clause in which any such word appears. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties hereto with respect hereto.

Section 7.18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles thereof.

Section 7.19 Amicable Resolution. The Parties desire that friendly collaboration will develop between them. Accordingly, they will try to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement in accordance with Article XII of the Separation Agreement mutatis mutandis.

Section 7.20 Arbitration. Except for suits seeking injunctive relief or specific performance, in the event of any dispute, controversy or claim arising under or in connection with this Agreement (including any dispute, controversy or claim relating to the breach, termination or validity thereof), the Parties agree to submit any such dispute, controversy or claim to binding arbitration in accordance with Article XII of the Separation Agreement mutatis mutandis.

ARTICLE VIII

DEFINITIONS

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Separation Agreement. In addition, for purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly Controls, is Controlled by or is under common Control with such Person. For purposes of this Agreement, Sara Lee and its Subsidiaries, on the one hand, and the CoffeeCo Parties and their Subsidiaries, on the other, shall be deemed to not be under common Control and accordingly shall not be Affiliates of the other for purposes hereof as of the Effective Time.

“Business Day” shall mean each weekday (Monday, Tuesday, Wednesday, Thursday and Friday), excluding all federally mandated holidays in the United States.

“CPi” shall mean Computer Packages, Inc.

“CoffeeCo Materials” shall mean all materials (whether printed, electronic, or otherwise), including packaging, catalogs, brochures, circulars, advertising materials, point of sale materials, sampling materials, sales collateral materials, publicity and public relations, signage, websites, website content, social media content, stationery, business cards, business forms and similar organizational items, that are produced by or on behalf of the CoffeeCo Parties or any of their Affiliates and used to identify, operate, market, promote, publicize, or advertise the CoffeeCo Parties, any of their Affiliates, or any of their respective products or services, or the CoffeeCo Business.

“Corporate Name License” shall mean the rights and obligations hereunder in connection with the license to the CoffeeCo Parties to use the Sara Lee Marks in corporate names that is set forth in Section 1.4.

“Licensed Materials” shall mean any CoffeeCo Materials bearing, displaying or otherwise using the Sara Lee Marks that are in the possession or under the control of, the CoffeeCo Parties or any of their Affiliates as of the Effective Time.

“Materials” shall mean all materials (whether printed, electronic, or otherwise), including packaging, catalogs, brochures, circulars, advertising materials, point of sale materials, sampling materials, sales collateral materials, publicity and public relations, signage, websites, website content, social media content, stationery, business cards, business forms and similar organizational items.

“Sara Lee Marks” shall mean the Trademarks set forth on Schedule 1.

“Sara Lee Materials” shall mean all materials (whether printed, electronic, or otherwise), including packaging, catalogs, brochures, circulars, advertising materials, point of sale materials, sampling materials, sales collateral materials, publicity and public relations, signage, websites, website content, social media content, stationery, business cards, business forms and similar organizational items, that are produced by or on behalf of Sara Lee or any of its Affiliates and used to identify, operate, market, promote, publicize, or advertise Sara Lee, any of its Affiliates, or any of their respective products or services, or the Sara Lee Business.

“Sara Lee Trademarks” shall mean all Trademarks owned by Sara Lee including the Sara Lee Marks.

“Territory” shall mean all territory throughout the world.

“Trademark Database” shall mean CPi SQL Server 2000 R-4 Combined System for Patents, Trademarks and General Matters (system version EU.R4.2000.2003.008.036 (December 29, 2011), upgraded to CPi SQL Server 2005) and the data contained therein.

“Trademarks” shall mean trademarks, service marks, trade names, logos and slogans (and all applications for registration, translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, including the goodwill relating to each of the foregoing.

“Trademark License” shall mean the rights and obligations hereunder in connection with the license to the CoffeeCo Parties to use the Sara Lee Marks that is set forth in Section 1.1 of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first written above.

SARA LEE CORPORATION

By:	/s/ Mark A. Garvey
Name: Mark A. Garvey
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Intellectual Property Separation Agreement]

DE US, INC.

By:	/s/ Mark S. Silver
Name: Mark S. Silver
Title: President

[Signature Page to Intellectual Property Separation Agreement]

D.E MASTER BLENDERS 1753 B.V.

By:	/s/ Michel M.G. Cup
Name: Michel M.G. Cup
Title: Chief Financial Officer

[Signature Page to Intellectual Property Separation Agreement]